Exhibit 99.4
Salarius Pharmaceuticals and Decoy Therapeutics Announce Definitive Merger Agreement

Decoy’s proprietary IMP3ACT™ peptide conjugate drug design and manufacturing platform leverages machine learning (ML) and artificial intelligence (AI) tools

Decoy is leveraging non-dilutive funding and equivalents from federal governments, corporations and The Bill & Melinda Gates Foundation totaling approximately $7 million

Combined company expects to accelerate clinical development of novel peptide conjugate therapeutics for the treatment of respiratory viruses and cancer

HOUSTON and CAMBRIDGE, Mass. (January 13, 2025) – Salarius Pharmaceuticals, Inc. (NASDAQ: SLRX), a clinical-stage biopharmaceutical company developing therapies for patients with cancer in need of new treatment options, and Decoy Therapeutics, Inc., a privately held preclinical biopharmaceutical company engineering the next generation of peptide conjugate therapeutics, announce the signing of a definitive agreement under which Decoy Therapeutics will merge with a wholly-owned subsidiary of Salarius Pharmaceuticals, subject to the closing conditions set forth in the definitive agreement. The newly formed company will be named Decoy Therapeutics.

This proposed transaction is expected to facilitate multiple value-creating inflection points with Decoy’s pipeline of peptide conjugate therapeutics engineered by its IMP3ACT platform, which allows for the rapid computational design and manufacturing of innovative peptide conjugate therapeutics including rapid response to novel viral pathogens such as avian H5N1 flu. Decoy’s product pipeline targets unmet needs in respiratory infectious diseases and gastroenterology (GI) oncology indications.

In addition, the combined company intends to incorporate Salarius’ oral small molecule protein degrader SP-3164 into a highly targeted peptide-based proteolysis targeting chimeras (PROTACS) drug candidate. The ongoing development of Salarius’ seclidemstat for hematologic cancers in an investigator-initiated Phase 1/2 clinical trial at MD Anderson Cancer Center (MDACC) will be supported while the company evaluates strategic alternatives for seclidemstat.

Executive Leadership and Management Commentary

The combined company will be led by Decoy’s Co-founders, Chief Executive Officer Frederick “Rick” Pierce and Chief Scientific Officer Barbara Hibner, by Decoy’s Chief Business Officer Peter Marschel, Chief Technology Officer Mike Lipp and acting Chief Medical Officer and Scientific Advisory Board Chair Shahin Gharakhanian, M.D., and by Salarius’ Chief Financial Officer Mark Rosenblum. The two companies have further agreed that upon closing of the merger and a post-closing shareholder vote approving the conversion of the preferred stock issued at closing, the newly merged company’s Board of Directors will be comprised of Rick Pierce and Barbara Hibner, and three independent Directors, two appointed by Decoy’s Board and one by Salarius’ Board.

Rick Pierce is a life sciences executive with more than 25 years of senior management experience across private and public companies. Previously he served as Vice President of Corporate Development and Investor Relations at Javelin Pharmaceuticals, a publicly traded company that developed Dyloject™ through EMEA approval, launch and NDA submission, at which time it was acquired by Hospira, Inc., now a subsidiary of Pfizer. Earlier in his career, Mr. Pierce spent 15 years in investment banking at bulge bracket Wall Street firms primarily focused on corporate finance, institutional sales and trading in healthcare, biotechnology and technology, ultra-high-net worth individuals and family offices.

Mr. Pierce commented, “Peptide conjugates have become one of the most important drug classes as measured by prescription rates and revenue growth. Our highly experienced team is excited to be able to unlock significant shareholder value from our IMP3ACT platform, which can rapidly design new peptide conjugate drugs by applying ML and AI tools. Having access to capital and the visibility afforded by a public listing are significant corporate milestones that further enable Decoy to advance our expanded preclinical and clinical candidates to address important unmet patient needs.”

"After undertaking a comprehensive strategic review process, we believe that the proposed transaction with Decoy Therapeutics offers the best opportunity to create significant near- and long-term value,” stated David Arthur, President, CEO and Director of Salarius Pharmaceuticals. “The compelling science supporting Decoy’s peptide conjugate technology and the company’s management team are truly impressive. Based on our diligence, we believe Decoy is poised to advance multiple drug candidates that address significant unmet needs in numerous therapeutic areas. The Board of Salarius and I would like to thank our stockholders for their support during this review process, and to reiterate the team’s commitment to enhancing shareholder value with this transaction and beyond.”

Upcoming Milestones

During the next 12 months, Decoy expects to advance its lead asset, a pan-coronavirus antiviral, to the filing of an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA), and to make progress with its other programs including a broad-acting antiviral against flu, COVID-19 and respiratory syncytial virus (RSV), and a peptide drug conjugate targeting GI cancers.

Also during this time data may be reported from the ongoing MDACC clinical trial in myelodysplastic syndrome (MDS) and chronic myelomonocytic leukemia (CMML) patients who previously failed or relapsed after hypomethylating agent therapy.

About the Proposed Transaction

Definitive agreements were executed with unanimous approvals by the Boards of Directors of Salarius Pharmaceuticals and Decoy Therapeutics. The closing consideration will consist primarily of nonvoting preferred stock of Salarius, and it is expected that following closing and a post-closing stockholder vote to approve the conversion of the preferred shares into common stock, Decoy investors would own approximately 86% of the outstanding shares of the merged company and Salarius stockholders would own approximately 14% of the outstanding shares, subject to adjustment, in each case exclusive of any shares issued in any subsequent financing. For further details on the transaction and conditions for closing of the merger, please refer to the Form 8-K Salarius Pharmaceuticals filed with the U.S. Securities and Exchange Commission (SEC) in conjunction with this press release at www.sec.gov.

Canaccord Genuity is serving as exclusive strategic advisor to Salarius, and Hogan Lovells US LLP and Honigman LLP are serving as legal counsel. Ladenburg Thalmann is serving as financial advisor to Decoy, and Nason, Yeager, Gerson, Harris & Fumero, P.A. is serving as legal counsel.

About Decoy Therapeutics, Inc.

Decoy Therapeutics is a preclinical-stage biotechnology company that is leveraging machine learning and artificial intelligence tools alongside high-speed synthesis techniques to rapidly design, engineer and manufacture peptide conjugate drug candidates that target serious unmet medical needs. The company’s initial pipeline is focused on respiratory viruses and GI cancers. Decoy has attracted financing from institutional investors as well as significant non-dilutive capital from the Bill & Melinda Gates Foundation, the Massachusetts Life Sciences Seed Fund, the Google AI startup program and the NVIDIA

Inception program. The company has also received QuickFire Challenge award funding provided by BARDA through BLUE KNIGHT™, a collaboration between Johnson & Johnson Innovation – JLABS and the Biomedical Advanced Research and Development Authority within the Administration for Strategic Preparedness and Response. For more information, please visit www.DecoyTx.com.

About Salarius Pharmaceuticals, Inc.

Salarius Pharmaceuticals is a clinical-stage biopharmaceutical company with two drug candidates for patients with cancer in need of new treatment options. Salarius’ product portfolio includes seclidemstat, the company’s lead candidate, which is being studied in an investigator-initiated Phase 1/2 clinical study in hematologic cancers underway at MD Anderson Cancer Center as a potential treatment for MDS and CML in patients with limited treatment options. SP-3164, the company’s IND-stage second asset, is an oral small molecule protein degrader. Salarius previously received financial support for seclidemstat for the treatment of Ewing sarcoma from the National Pediatric Cancer Foundation and was a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit www.salariuspharma.com.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities in connection with the merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements
This press release contains forward-looking statements regarding Salarius, Decoy, the proposed merger and other matters, including without limitation, statements relating to the expected ownership percentages of the combined company and plans and expectations relating to the business, products including expected achievement of milestones for its lead asset and future prospects of Decoy and the combined company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Salarius, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the Closing are not satisfied, including uncertainties as to the timing of the consummation of the proposed merger; the ability of each of Salarius and Decoy to consummate the merger; risks related to Salarius’ ability to estimate and manage its operating expenses and its expenses associated with the proposed merger pending the closing; risks that the combined company will not achieve the synergies expected from the proposed merger; risks that Salarius and the combined company will not obtain sufficient financing to execute on their business plans and risks related to Decoy’s products and development plans including unanticipated issues with any IND application process. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC, including the risk factors contained in Salarius’ Current Report on Form 8-K filed on January 13, 2025 which attempt to advise interested parties of the risks and factors that may affect the merger, and the prospects, financial condition, results of operation and cash flows of each of Salarius, Decoy and the combined company. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CONTACTS:

Salarius Pharmaceuticals, Inc.

Alliance Advisors IR
Jody Cain
jcain@allianceadvisors.com
310-691-7100

Decoy Therapeutics, Inc.

Investors and Media:
Rick Pierce, CEO
Pierce@decoytx.com
617-447-8299

Business Development:
Peter Marschel, CBO
Peter@Decoytx.com
617-943-6305
# # #